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                                                          EXHIBIT 10.52

                             TERMINATION AGREEMENT


         This Agreement, by and between J. Baker, Inc., a Massachusetts corporation together with its subsidiaries and divisions (the "Company") with its principal place of business at 555 Turnpike Street, Canton, Massachusetts and David Levin of Newton, Massachusetts ("Employee") shall be effective as of the 15th day of March, 1997.

                              W I T N E S S E T H

         WHEREAS, the Employee has been employed by the Company as a senior executive officer pursuant to an Executive Employment Agreement dated June 12, 1995, as amended by an amendment dated April 5, 1996, (the "Employment Agreement");
         WHEREAS, the parties hereto have agreed that the Employee will resign from his present positions with the Company upon the terms and conditions hereafter set forth and that these terms and conditions shall supersede the terms and conditions of the Employment Agreement.
         NOW THEREFORE, in consideration of the agreements contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:
         1. Effective as of the date hereof, (the "Termination Date"), the Company and the Employee agree to terminate the Employment Agreement and all rights and obligations of the parties thereunder, which Employment Agreement shall be superseded in all respects by the terms and conditions of this Agreement.
         2. Effective as of the date hereof, the Employee shall resign in writing from any positions he occupies as an executive officer of the Company.
         3. (a) During the period beginning on the date hereof and ending on April 1, 1998 the Employee will continue to receive, as severance pay, his present base salary on a weekly basis, and shall be entitled to subscribe to the health and dental programs currently maintained by the Company at the Company's cost of and pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act.


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                  (b) During the period  beginning on the date hereof and ending on April 1, 1998, the Employee or his heirs, successors or assigns will receive, in the aggregate, the sum of two hundred thousand dollars ($200,000) payable in installments on a weekly basis.
                  (c) On the date hereof, the Employee will receive from the Company a lump sum cash payment of one hundred thousand dollars ($100,000)
representing  the  Company's  additional   contribution  to  the  costs  of  the
Employee's relocation from Holmdel, New Jersey to Massachusetts.
         The Employee agrees that the Company has the right to deduct from all such payments set forth in Subparagraphs (a) - (c) above any Federal, state or local taxes of any kind required by law to be withheld with respect to such payments. The Employee further agrees that the payments provided for in this Paragraph 3 shall constitute payment in full of any and all obligations of the Company to the Employee under the aforementioned Employment Agreement or any other agreement, whether written or oral, the Employee may have had with the Company.
         4. The Company agrees that through the close of business on May 15, 1997, the Employee shall, at his option, have the right to use the vehicle leased by the Company for the benefit of the Employee. Through such date, the Company shall maintain the current level of insurance on the vehicle and maintain and repair the vehicle in accordance with the Company's fleet leasing program. The cellular telephone which is currently installed in the vehicle shall be available for the Employee's use until the vehicle is returned to the Company. Any charges, however, for use of the telephone including, without limitation, monthly service fees, peak or off-peak air time charges and maintenance charges shall be at his sole expense. The Company will arrange for the billing address for bills in connection with the use of the telephone to be changed to his home address.
         5. Any use of Company credit cards, gasoline cards, telephone cards or the like shall have terminated effective as of the Resignation Date and the Employee agrees to return these to the Company immediately.
         6. Effective as of the date hereof and thereafter, the Employee agrees that he will not divulge, use, furnish, disclose or make accessible to anyone other than the Company or its officers and directors any knowledge or information with respect to systems, plans, procedures,

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programs,  methods, or material relating to the business, products or activities of the Company or any other confidential, secret or proprietary information concerning the business, products, properties or activities of the Company including, without limitation, financial information concerning the Company's operations and information relating to the Company's customers, suppliers, vendors, vendees, landlords, licensors or licensees. The provisions of this paragraph shall not apply to information which is or generally becomes available to the public other than as a result of breach of this Agreement by the Employee.
         7. The Employee hereby represents, warrants and agrees that as of the date hereof, he has turned over to the Company or left in its offices all documents or other materials or things owned by the Company and has not taken any such documents or materials with him, nor made copies of any such documents or materials for his own use or the use of any person other than the Company or persons connected therewith.
         8. Effective as of the date hereof and thereafter, the parties agree that neither will take any action or make any statements with respect to the Company or the Employee or any persons connected therewith which shall injure the name or reputation of any such party or which may in any way adversely affect the ability of such party both to conduct its business and to maintain harmonious intra-company relations.
         9. Effective as of the date hereof and for a period of one year thereafter, the Employee agrees that neither he nor any new employer will, without the express written consent of the Company, hire, recruit, solicit or induce or attempt to induce, any employee or employees of the Company to terminate their employment with the Company or to become an employee of the Employee or his new employer.
         10. (a) The Employee agrees that he, his representatives, agents, estates, successors and assigns release and forever discharge the Company and its affiliates, subsidiaries, predecessors, successors, assigns, and the current and former officers, directors, shareholders, employees and agents of each of the foregoing, both individually and in their official capacities with the Company, from any and all actions, suits, claims, complaints, contracts, liabilities, agreements, promises, debts and damages, whether existing or contingent which arise out of the Employee's employment with or his termination of employment from the Company, except as set forth in this Agreement.

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                  (b) The  Company  agrees that it, its  successors  and assigns release and forever discharge the Employee, his representatives, agents, estates, successors and assigns from any and all actions, suits, claims, complaints, contracts, liabilities, agreements, promises, debts and damages, whether existing or contingent which arise out of the Employee's employment with or his termination of employment from the Company, except as set forth in this Agreement.
         11. The Employee and the Company agree that with respect to stock options granted to the Employee pursuant to the Company's 1985 Amended and Restated Stock Option Plan or the 1992 Equity Incentive Plan (the "Option Plans"), any such options to purchase shares of the Company's common stock which are currently exercisable on the date hereof shall remain exercisable through June 15, 1997; and any such options to purchase shares which may become exercisable subsequent to the date hereof shall be forfeited and terminated. Effective as of the close of business on June 15, 1997 the exercisability of any stock options granted to the Employee shall terminate and such options shall be forfeited to the Company.
         12. The Company and the Employee acknowledge and agree that a breach by either party of the provisions of this Agreement will cause the other party irreparable injury and damage and, therefore, the Company and the Employee expressly agree that each party shall be entitled to injunctive and/or equitable relief in any court of competent jurisdiction to prevent or otherwise restrain a breach of this Agreement for the purpose of enforcing this Agreement or any part hereof.
         13. This Agreement contains the entire contract between the parties, supersedes all prior agreements, written or oral, and may not be changed except in writing duly executed by the parties in the same manner as this Agreement.
         14. This Agreement is being executed and delivered in the Commonwealth of Massachusetts and this Agreement shall be construed under and governed by the laws of such Commonwealth.






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         IN WITNESS WHEREOF,  the parties hereto have executed this agreement as of the day and year first written above.
                                      J. BAKER, INC.



                                      By: /s/Alan I. Weinstein
                                      Alan I. Weinstein
                                      President and Chief Executive Officer




                                      /s/ David A. Levin
                                      David Levin



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